Exhibit 5.2

300 North LaSalle Chicago, IL 60654-3406 Tel: 312 728 9000 Fax: 312 728 9199

June 10, 2026

Chubb Limited

Bärengasse 32

Zurich CH-8001

Switzerland

Chubb INA Holdings LLC

2000 Arch Street

Philadelphia, PA 19103

Re:	Chubb Limited Chubb INA Holdings LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented Chubb Limited, a Swiss company limited by shares (Aktiengesellschaft) (“Chubb”), and Chubb INA Holdings LLC, a Delaware limited liability company (“Chubb INA”) in connection (i) with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (No. 333-282482) (the “Registration Statement”) relating to, among other things, Chubb INA’s debt securities, which are fully and unconditionally guaranteed (the “Guarantee”) by Chubb and (ii) the offer and sale of C$400,000,000 aggregate principal amount of Chubb INA’s 3.780% Senior Notes due 2031 (the “2031 Notes”) and C$400,000,000 aggregate principal amount of Chubb INA’s 4.034% Senior Notes due 2033 (the “2033 Notes” and, together with the 2031 Notes, the “Securities”).

In rendering the opinions expressed herein, we have examined (i) the Indenture, dated as of August 1, 1999 (the “Indenture”), among Chubb, Chubb INA and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”), as supplemented from time to time; (ii) the Securities and (iii) the Guarantee.

In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than Chubb INA, we have assumed the due authorization, execution and delivery of all documents, and, with respect to all parties other than Chubb INA and Chubb, we have assumed the validity and enforceability of all documents against all parties thereto, other than Chubb INA and Chubb, in accordance with their respective terms.

Brussels   Chicago   Dallas     Frankfurt   Hamburg   Houston   London   Los Angeles

Milan   Munich   New York   Palo Alto    Paris Rome    San Francisco   Washington

Chubb Limited

Chubb INA Holdings LLC

June 10, 2026

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of Chubb INA and Chubb and of public officials issued with respect to Chubb INA and Chubb.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i) Chubb INA is a limited liability company validly existing and in good standing under the laws of the State of Delaware;

(ii) the Indenture has been duly authorized, executed and delivered by Chubb INA and (assuming the Indenture has been duly authorized, executed and delivered by Chubb and the Trustee), the Indenture constitutes a valid and binding agreement of Chubb INA and Chubb, enforceable against Chubb INA and Chubb in accordance with its terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture;

(iii) the Securities have been duly authorized and executed by Chubb INA and, assuming the due authentication thereof in the manner provided for in the Indenture and delivery against payment of the consideration therefor, constitute valid and binding obligations of Chubb INA, enforceable against Chubb INA in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(iv) assuming the Guarantee has been duly authorized, executed and delivered by Chubb under Swiss law, the Guarantee constitutes a legal, valid and binding obligation of Chubb enforceable against Chubb in accordance with its terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of Illinois and New York and the Limited Liability Act of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction, including, without limitation, the federal laws of Canada or the laws of the provinces thereof.

Chubb Limited

Chubb INA Holdings LLC

June 10, 2026

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

WILLKIE FARR & GALLAGHER LLP